Exhibit 3.3B

Officers of Carolco Entertainment Inc. at Effective
Date


Mario F. Kassar               Chief Executive
                              Officer
Lynwood Spinks                Executive Vice
                              President/President of
                              Production
William A. Shpall             Executive Vice
                              President and Chief
                              Financial Officer
Karen A. Taylor               Senior Vice
                              President/Finance
Robert W. Goldsmith           Senior Vice President,
                              General Counsel and
                              Corporate Secretary